CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2003 Stock Benefit Plan of Global Business Markets, Inc., formerly known as: Christine's Precious Petals, Inc., Sunshine Ventures, Inc., and Core Solutions, Inc. as of September 5, 2003 of our report dated May 15, 2003 included in Core Solutions, Inc., formerly known as Premium Axium ASP, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2002.



/s/ MICHAEL JOHNSON & CO. LLC
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Michael Johnson & Co. LLC



Denver, Colorado
September 9, 2003